Exhibit 2.4     Merger Agreement of Micro Motors Inc. into Pro-Dex

STATE OF COLORADO

DEPARTMENT OF STATE

CERTIFICATE

I, DONETTA DAVIDSON, SECRETARY OF STATE OF THE STATE OF COLORADO HEREBY CERTIFY THAT

ACCORDING TO THE RECORDS OF THIS OFFICE

PRO-DEX, INC.
(COLORADO CORPORATION)

FILE # 19941010033 WAS FILED IN THIS OFFICE ON January 26, 1994 AND HAS COMPLIED WITH THE APPLICABLE PROVISIONS OF THE LAWS OF THE STATE OF COLORADO AND ON THIS DATE IS IN GOOD STANDING AND AUTHORIZED AND COMPETENT TO TRANSACT BUSINESS OR TO CONDUCT ITS AFFAIRS WITHIN THIS STATE.

Dated: June 28, 2004

Donetta Davidson

SECRETARY OF STATE

ARTICLES OF MERGER

OF

MICRO MOTORS, INC.

AND

PRO-DEX, INC.

To the Secretary of State
State of Colorado

Pursuant to the provisions of the Colorado Business Corporation Act governing the merger of a domestic wholly-owned subsidiary business corporation into its domestic parent business corporation, the domestic parent business corporation hereinafter named does hereby submit the following Articles of Merger.

FIRST:    The name of the subsidiary corporation, which is a business corporation organized under the laws of the State of Colorado is Mirco Motors, Inc. ("Subsidiary").

SECOND:  The name of the parent corporation, which is a business corporation organized under the laws of the State of Colorado, is Pro-Dex, Inc. ("Parent").

THIRD:  All of the outstanding shares of Subsidiary are of one class, and are owned by Parent.

FOURTH:  The following is the Plan of Merger for merging Subsidiary into Parent as approved by resolution of the Board of Directors of Parent:

1. Parent, which is a business corporation of the State of Colorado and is the parent corporation and the owner of all of the outstanding shares of Subsidiary, which is a business corporation of the State of Colorado and the subsidiary corporation, hereby merges Subsidiary into Parent pursuant to the provisions of the Colorado Business Corporation Act.

2.  The separate existence of Subsidiary shall cease at the effective time and date of the merger and Parent shall continue its existence as the surviving corporation pursuant to the provisions of the Colorado Business Corporation Act.

3.  The issued shares of Subsidiary shall not be converted in any manner, but each said share which is issued at the effective time and date of the merger shall be surrendered and extinguished.

4. The Board of Directors and the proper officers of Parent are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

FIFTH: Shareholder approval was not required.

Executed on June 11, 2004.

"Subsidiary"	Micro Motors, Inc. /s/ Patrick Johnson, President Patrick Johnson, President
"Parent"	Pro-Dex, Inc. /s/ Patrick Johnson, President Patrick Johnson, President

5.  The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:  Pat Johnson, 151 East Columbine Ave, Santa Ana, CA 92707.